EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-92526, No. 333-41333, No. 333-89123, No. 333-112482, and No. 333-131467 on Form S-8 of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedule of Hansen Natural Corporation and subsidiaries and the effectiveness of Hansen Natural Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hansen Natural Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 27, 2009